Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CANARGO CANCELLS SECONDARY OFFERING IN TETHYS
July 5, 2007 — Guernsey, Channel Islands — CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) (“CanArgo” or the “Corporation”) today announced that CanArgo Limited a Guernsey Channel Islands company wholly owned by CanArgo was not proceeding with its planned sale of up to 8,000,000 ordinary shares of Tethys Petroleum Limited (“Tethys”) held by CanArgo Limited (the “Secondary Shares”) in a Secondary Offering pursuant to an Agency agreement dated June 18, 2007. CanArgo Limited has now concluded an amendment to the Agency Agreement releasing the Agents from all obligations to offer, sell or distribute on behalf of the Company the Secondary Shares.
Following the Tethys Initial Public Offering on June 27, 2007 on the Toronto Stock Exchange, in which US$50 million gross was raised by issuing 18,181,818 new shares, CanArgo currently retains a 17.7% interest in Tethys.
CanArgo is an independent oil and gas exploration and production company with its principal oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel: +1 617 973-6441
Fax: +1 617 973 6406

e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206